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                                                                   EXHIBIT 10.17
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June 6, 1996

Yuri Shtivelman
2811 Monte Cresta Dr.
Belmont, CA  94002

Dear Yuri:

On behalf of Genesys Telecommunications Laboratories (the "Company"), I am pleased to extend this offer of employment with the Company on the following terms:

1. You will be employed as Vice President, Corporate Strategy. You will report directly to Alec Miloslavsky, Chief Technical Officer. Your employment start date will be a mutually agreed upon date, as early as possible, in accordance with your availability. This offer and your employment will be contingent on your agreement to devote your full time efforts to your responsibilities at the Company and not to engage in any other activities which would conflict with the best interests of the Company.

2. You will initially receive a base salary of $10,833.33 per month, paid in accordance with the Company's normal semi-monthly payroll practice. In addition you will be eligible to receive a performance bonus of up to 20%. The amount of the bonus payment will depend on both meeting your performance goals and the Company's financial performance and condition. We will need to define your performance goals within the first 90 days of your employment with the Company.

3. You shall be entitled to the Company's standard package of employee benefits.

4. I have recommended that the Board approve the sale to you of 40,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of Board approval, as determined in good faith by the Board. In connection with the issuance of the shares, you will enter into a Restricted Stock Purchase Agreement (the "RSPA") with the Company. The shares of Common Stock subject to the RSPA will vest of over a period of four (4) years beginning on your fist date of employment with the Company, at a rate of 25% of the shares at the end of the first year and 1/48th of the shares at the end of each month thereafter. Additionally, as an incentive and based on your realization of performance goals determined within the first 90 days of your employment with the Company, you will receive, on your one year anniversary with the Company, 15,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of issuance, as determined in good faith by the Board. In connection with the issuance of the option, you will enter into a standard form of option agreement with the Company. These 15,000 shares of Common Stock subject to the option will vest over a period of two (2) years beginning with your date of employment, at a rate of 50% of the shares
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Letter to Yuri Shtivelman
6/6/96
Page 2 of 3


    at the end of the first year and 50% of the shares at the end of the second year. In addition, in the event (i) of a sale of substantially all of the assets of the Company or a merger that involves a change of control, (collectively, and "Acquisition") and (ii) the acquiror fails to provide you with both cash compensation and operational responsibility that is at least equal in terms of salary and benefits and operating duties, respectively, to that which you have with Genesys at the time of the Acquisition, then any shares of stock purchased by you in accordance with this letter that are unvested as of the closing date of the Acquisition shall fully become vested as of such closing date.

5. Your employment with the Company is on an "at-will" basis, which means that your employment relationship with the Company may be terminated at any time by either you or the Company, without prior notice, for any reason.

6. As a condition of employment, you will be required to sign the Company's form of confidential information and invention assignment agreement.

7. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Americal Arbitration Association of Santa Clara County, California. However, we agree that this arbitration provision shall not apply to any disputes of claims relating to or arising out of a misuse or misappropriation of the Company's trade secrets or proprietary information.

8. This Agreement reflects the full and complete understanding and agreement between you and the Company regarding your employment relationship with the Company, and it shall supersede any prior written or oral negotiation, offer or agreement regarding your employment relationship with the Company.

To indicate your acceptance of the Company's offer, after you are eligible to be employed in the United States, please sign and date this letter in the space provided below and return it to me. This offer will remain in effect for 5 calendar days from the date of this letter. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

Yuri, I look forward to a long and mutually enjoyable working relationship.

Very truly yours

Alec Miloslavsky
Chief Technical Officer
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Letter to Yuri Shtivelman
6/6/96
Page 3 of 3


Agreed and accepted:

/s/ Yuri Shtivelman
Yuri Shtivelman
Date: